EXHIBIT 3(i).1

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:15 PM 08/20/2010
FILED 01:15 PM 08/20/2010
SRV 100845872 - 4832227 FILE

STATE OF DELAWARE CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is VYTA Corp., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is VYTA Corp. a Nevada corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is VYTA Corp. a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 205,000,000 shares of stock consisting of 200,000,000 shares of $.001 par value Common Shares and 5,000,000 shares of $.01 Preferred Stock.

SIXTH: The merger is to become effective on at the time date this document is filed with the Secretary of State of Delaware.

SEVENTH: The Agreement of Merger is on file at 7609 Ralston Road, Arvada, CO 80002, an office of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 18th day of August, A.D., 2010.

By: Kristi Kampmann
Kristi Kampmann, Secretary